Exhibit 5.1






June 30, 1997




CNF Transportation Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 executed by you on June 30, 1997 and to be filed with the Securities and Exchange Commission on June 30, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,200,000 shares of your common stock ("Common Stock") issuable pursuant to the CNF Transportation Inc. 1997 Equity and Incentive Plan (the "Plan").

     As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of shares of Common Stock under the Plan (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

     Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     I   consent  to  the  use  of  this  opinion  as  an  exhibit  to  the
Registration Statement.

Very truly yours,

/s/ Gary S. Cullen

Gary S. Cullen
Deputy General Counsel
CNF Transportation Inc.